SETTLEMENT & MUTUAL RELEASE AGREEMENT

by and between

NewBridge Global Ventures, Inc.

and

GoFund, LLC

25 August 2020 (the “Effective Date”)

This Settlement & Mutual Release Agreement (the “Agreement”) is executed on the Effective Date shown above by and between GoFund, LLC. (“GoFund”) and NewBridge Global Ventures, Inc., a Delaware Corporation with a place of business at 1 Hawthorne Street, Suite 24A San Francisco CA 94105 (“NBGV”) (GoFund, and NBGV individually “Party” and together the “Parties”), and is intended to effect a settlement and mutual release between the Parties.

WITNESSETH:

Whereas GoFund has since 11 July 2018, served as Consultant of NBGV; and

Whereas GoFund hereby resigns position as Consultant of NBGV at the Effective Date; and

Whereas as NBGV has accrued but not paid GoFund monthly service fee of $10,000, expenses and cash advances, equipment purchases and lease payments for the benefit of NBGV, and as of 26 August 2020 the outstanding balance of the total unpaid and owed to GoFund is $1,435,000; and

Whereas NBGV has limited funds to pay amounts owed as of 26 August 2020 to GoFund; and

Whereas the board of directors of NBGV has approved NBGV to issue one (1) share of its newly created Series A convertible Preferred Stock in lieu of payment of $1,435,000 in cash; and

Whereas the Parties wish to keep an amicable and respectful relationship with one another;

NOW THEREFORE, in recognition of good and valid consideration the receipt and adequacy of which is hereby agreed, the Parties agree as follows:

1. Payment in NBGV Common Shares.  NBGV has agreed to issue and GoFund has agreed to accept, as full payment ($1,435,000) of amounts owed as of 26 August, 2020, one 9i) share of   Series A convertible Preferred Stock (the “Preferred Share”) with such rights and preferences as set forth in the Certificate of Designation covering such class of stock.

2.Mutual Release and Indemnification. Once NBGV has issued the Preferred Share, GoFund expressly releases and holds harmless NBGV and its officers, directors and affiliates, from all liability for claims and/or damages of whatever nature related to or arising out of this Agreement as of 26 August 2020.  Reciprocally, NBGV for its officers, directors and affiliates, expressly releases and hold harmless GoFund, from all liability for claims and/or damages of whatever nature related to or arising out of this Agreement through 25 August 2020.

5.Corporate Authority, Good Standing.  Each of the Parties warrants and represents that it has legal authorization to enter into and to perform this Agreement.

6.Governing Law and Arbitration and Miscellaneous. This Agreement shall be governed by California law without reference to any “conflicts-of-laws” provisions and any dispute concerning the subject matter hereof, if not resolved by Arbitration shall be subject to the exclusive jurisdiction, and GoFund and NBGV respectively submit to the jurisdiction, of courts sitting in California.  Each of the foregoing agrees to submit any dispute hereunder to non-binding arbitration using commercial rules of the American Arbitration Association and using only one arbitrator sitting in Utah and only after an unreasonable and unjustified delay by any one of the foregoing  after a hearing on the dispute and rendering of a decision by the Arbitrator may the non-delaying party in the first instance or any other  party in the second instance seek judicial relief for any claim under this Agreement or dealing with the subject matter hereof.  This Agreement contains the entire agreement of the Parties regarding the subject matter of this Agreement, and there are no other promises or conditions in any other agreement whether oral or written.  The Parties have attempted to limit the non-competition provision so that it applies only to the extent necessary to protect legitimate business and property interests.  If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.  If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

7.Confidentiality.  The Parties agree to keep the terms and substance of this Agreement (including but not limited to any amounts paid pursuant thereto), and any of the underlying facts confidential and to refrain from disclosing the same at any future time, or to any other individual or entity whatsoever, except as NBGV may be required to report to the SEC and publicly disclose concerning this transaction and/or file with the SEC a copy of this Agreement.

----Signature Page Follows----

IN WITHESS WHEREOF, GoFund and NBGV have executed the Agreement as of the Effective Date above.

GoFund, LLC.

___________________________________

Lance Dalton

Managing Member

NewBridge Global Ventures, Inc.

____________________________________

By: Chris Bourdon

Its: Chairman of the Board